FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549


                       _________________________



                            CURRENT REPORT



                Pursuant to Section 13 of 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:   April 7, 1994






              TRANSCONTINENTAL GAS PIPE LINE CORPORATION
          (exact name of registrant as specified in charter)



   Delaware               1-7584                  74-1079400
  (State or other        (Commission             (IRS Employer
   jurisidiction of       File Number)            Identification
  No.)
   Incorporation)



             2800 Post Oak Boulevard, Houston, Texas 77056
          (Address of Principal executive offices) (Zip Code)



  Registrant's telephone number, including area code:   (713) 439-2000

Item 5.   Other Events.


    Transco Energy Company (TEC) and Transcontinental Gas Pipe Line Corporation (TGPL), an indirect wholly owned subsidiary of TEC, along with pipeline units of The Coastal Corporation, MidCon Corp. and Tenneco Inc. announced that each have signed settlement agreements to resolve litigation with Dakota Gasification Company (Dakota) and the Department of Energy (DOE) related to their respective contracts, signed in 1982, to purchase gas from the Great Plains Gasification Plant. The settlements are subject to the approval of the Federal Energy Regulatory Commission
  (FERC).
    Located in Beulah, N.D., Dakota's plant produces synthetic natural gas. Major disputes were based on the price to be paid by the pipelines for the synthetic gas and the quantity of gas to be taken by the pipelines.
    The settlement agreements amend the price and quantity provisions of the existing gas purchase agreements between the pipelines and Dakota. Upon final non-appealable approval by FERC, the amended purchase agreements provide for market-based pricing with monthly demand charges payable for seven years. The demand charges to be paid by the four pipelines combined will total $6 million per month. TGPL's share of these demand charges is $1.5 million per month and is based on TGPL's purchase agreement representing 25% of the plant's historical sales. Until final approval of the settlements, each pipeline will pay $3.70 per million Btu (MMBtu) for gas delivered from the plant. The court in which this litigation is pending has stayed the litigation pending review of the settlements by the FERC and once the necessary regulatory approvals are obtained, the litigation will continue to be stayed until certain payments under the settlement agreements have been made.
    TGPL's settlement agreement is subject to a FERC ruling that TGPL's existing authority to recover in rates certain costs related to the purchase and transportation of gas produced by Dakota will pertain to gas purchase and transportation costs TGPL will pay Dakota under the terms of the settlement. In the event that the necessary regulatory approvals of the settlement agreements are not obtained, TEC and TGPL intend to vigorously defend the suit.

                                SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                             TRANSCONTINENTAL GAS PIPE LINE
                                CORPORATION
                             (Registrant)



                             By: /s/ Larry J. Dagley
                                  Larry J. Dagley
                                  Senior Vice President and Chief Financial
                                  Officer
                                  (Principal Financial Officer)


Dated:   April 14, 1994